Exhibit 10.19

INTERCREDITOR, SUBORDINATION AND STANDBY AGREEMENT

     This Intercreditor, Subordination and Standby Agreement (the "Agreement") is made as of the 2nd day of September, 2003 by and between NatureWell, Incorporated ("Borrower"), James R. Arabia, which includes Arabia d/b/a Guy Financial or any other d/b/a (together "Arabia"), all other Senior Lender(s) (as defined below) of Borrower and all Subordinated Lender(s) (as defined below) of Borrower.

RECITALS

     WHEREAS, Borrower, a Delaware corporation, with a principal place of business at 7855 Ivanhoe Street #322, La Jolla, California 92037, owes monies to Arabia totaling approximately $1,325,000 as of the date of this Agreement pursuant to a senior note and for various other loans, cash advances, unreimbursed business expenses and accrued and unpaid compensation and benefits (collectively the "Arabia Senior Indebtedness"); and

     WHEREAS, all of the Arabia Senior Indebtedness is Senior Debt (as defined below) secured by a perfected senior security interest in all of Borrower's assets more particularly described on Exhibit A attached hereto and incorporated herein (the "Collateral") as evidenced by a UCC-1 filed by Arabia with Borrower's consent on July 16, 2002 attached hereto as Exhibit B; and

     WHEREAS, Arabia is the sole Senior Lender to Borrower as of the date of this Agreement; and

     WHEREAS, the consent of Arabia is required by the documents evidencing and securing the Arabia Senior Indebtedness in order for Borrower to allow any additional liens or encumbrances against the Collateral; and

     WHEREAS, Borrower wishes and has requested of Arabia that he agree to permit additional senior security interests in the Collateral so that Borrower may issue additional Senior Debt in order to raise needed capital or for the payment or securing of any other obligation that Borrower, in its sole and absolute discretion, decides is appropriate (subject to the restrictions contained herein); and

     WHEREAS, Borrower wishes and has requested of Arabia that he agree to permit subordinate security interests in the Collateral so that Borrower may issue Subordinated Debt in satisfaction of amounts owing to various of its outstanding unsecured creditors or for the payment or securing of any other obligation that Borrower, in its sole and absolute discretion, deems appropriate (subject to the restrictions contained herein); and

     WHEREAS, Arabia will not approve the Borrower's request to grant additional security interests other than pursuant to the terms of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises and covenants herein made, the parties hereto agree as follows:

     1.   Senior Lender(s) Defined. For purposes of this Agreement the term "Senior Lender(s)" shall mean any and all holders of Borrower's Senior Debt now existing or hereafter incurred.

     "Senior Debt" means all indebtedness and other obligations, however incurred (including obligations and/or indebtedness owed to employees, insiders and/or affiliates of Borrower), payable directly or indirectly by Borrower, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by Borrower, including, but not limited to: the principal of and interest on all loans, letters of credit, lines of credit, other extensions of credit, and all other indebtedness or obligations of Borrower provided that (i) the instrument(s) evidencing and/or securing such obligation(s) shall include an executed (senior) Security Agreement that grants a senior security interest in the Collateral, and (ii) the holder of any such instrument of indebtedness described herein has executed this Agreement or has agreed in writing to be bound by its terms.

     2.   Subordinated Lender(s) Defined. For purposes of this Agreement the term "Subordinated Lender(s)" shall mean any and all holders of Borrower's Subordinated Debt now existing or hereafter incurred.

     "Subordinated Debt" means all indebtedness and other obligations, however incurred (including obligations and/or indebtedness owed to employees, insiders and/or affiliates of Borrower), payable directly or indirectly by Borrower, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by Borrower, including, but not limited to: the principal of and interest on all loans, letters of credit, lines of credit, trade credit, other extensions of credit, and all other indebtedness or obligations of Borrower provided that (i) the instrument(s) evidencing and/or securing such obligation(s) shall include an executed Subordinate Security Agreement that grants a subordinate security interest in the Collateral, and (ii) the holder of any such instrument of indebtedness described herein has executed this Agreement or has agreed in writing to be bound by its terms.

     3.   Senior Loan Documents. Senior Loan Documents are all documents that evidence, define, secure, underlie or accompany any Senior Debt now or hereafter outstanding, which may include, but are not be limited to, the following (the "Senior Loan Documents"):

a.	Promissory Note(s) (convertible or non-convertible) payable to the Senior Lender(s);
b.	(senior) Security Agreement(s) with the Senior Lender(s);
c.	UCC-1 Financing Statements in favor of the Senior Lender(s); and
d.	Other documents, assignments, certificates, affidavits, assignments and/or warranties or representations executed in addition to or in connection with the issuance of Senior Loan Documents.

     Notwithstanding the foregoing, Senior Loan Documents must at least include an executed (senior) Security Agreement that grants a senior security interest in the Collateral and either an executed version of this Agreement or a written instrument agreeing to be bound by its terms.

     4.   Subordinated Loan Documents. Subordinated Loan Documents are any documents that evidence, define, secure or underlie any Subordinated Debt now or hereafter outstanding, which may include, but are not limited to, the following (the "Subordinated Loan Documents"):

a.	Promissory Note(s)(convertible or non-convertible) payable to the Subordinated Lender(s);
b.	Subordinate Security Agreement(s) with the Subordinated Lender(s);
c.	UCC-1 Financing Statements in favor of the Subordinated lender(s); and
d.	Other documents, assignments, certificates, affidavits, assignments and/or warranties or representations executed in addition to or in connection with the issuance of Subordinated Loan Documents.

     Notwithstanding the foregoing, Subordinated Loan Documents must at least include an executed Subordinate Security Agreement that grants a subordinate security interest in the Collateral and either an executed version of this Agreement or a written instrument agreeing to be bound by its terms.

     5.   Approval of Subordinated Debt, Additional Senior Debt and Additional Security Interests in the Collateral. Notwithstanding anything to the contrary contained in the documents executed in conjunction with the Arabia Senior Indebtedness or the Senior Loan Documents and any documents executed in conjunction therewith, the Senior Lender(s) (including Arabia) hereby consent to the existence of the Subordinated Loan Documents and the granting of subordinated security interests in the Collateral and Arabia hereby consents to the existence of the Senior Loan Documents and the granting of senior security interests in the Collateral in addition to his own. Arabia further agrees to perform or cause to be performed any act and execute, amend or rescind any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

     6.   Issuance of Additional Senior and/or Subordinated Debt. Borrower may issue additional Senior Debt and/or Subordinated Debt without the consent of either the holders of Senior or Subordinated Debt under terms and conditions determined by Borrower in its sole discretion, provided, (i) the total combined amount of Senior and Subordinated Debt does not exceed $7.5 million (including accrued interest), and (ii) any additional Senior or Subordinated Debt issued by Borrower must conform to the requirements of what constitutes Senior and Subordinated Debt as defined herein, including, but not limited to, the requirement that any holder of Senior or Subordinated Debt (now in existence or hereafter created) must execute this Agreement or agree in writing to be bound by its terms. If Borrower desires to issue either Senior Debt or Subordinated Debt that would result in there being more than $7.5 million of total secured debt outstanding it must receive the prior written consent of the holders of a majority of the Senior Debt outstanding at that time.

     7.   Priority of Liens. Senior Lender(s) and Subordinated Lender(s) agree that at all times, whether before, after or during the pendency of any bankruptcy, reorganization or other insolvency proceeding involving Borrower, and notwithstanding the priorities which would ordinarily result from the order of the granting of any lien, or the order of filing of any financing statements or mortgages, the priorities of the liens in favor of the Senior Lender(s) and the Subordinated Lender(s) shall be as follows:

          (a)  In the event of any distribution of the proceeds of any of the Collateral covered by the Senior Loan Documents or Subordinated Loan Documents whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of the obligations and indebtedness of Borrower, or the application of the assets of Borrower and including without limitation, the payment or liquidation thereof, or as a result of foreclosure of the Collateral, or the dissolution or winding up of Borrower's business or the sale of the Collateral (except in the ordinary course of business) or all or substantially all of Borrower's assets, all distributions of proceeds of said assets or Collateral shall be first made to the Senior Lender(s) pro rata with one another until the Borrower's obligations to the Senior Lender(s) under the Senior Loan Documents only are paid in full, and thereafter to the Subordinated Lender(s) pro rata with one another. All parties to this Agreement agree that should it receive any monies in contravention of this Agreement from the sale, liquidation, casualty or other disposition of, or as a result of its loan documents, in any of the Collateral at any time during the term of this Agreement, it will (unless otherwise restricted or prohibited by law) hold the same in trust for and promptly pay over the same to the party(ies) entitled to receive such monies in accordance with the priorities of liens provided hereunder.

          (b)  Subordinated Debt and the lien(s) of the Subordinated Loan Documents shall, upon the execution hereof, be subject to and subordinate to Senior Debt and liens of the Senior Loan Documents which shall at all times have priority over Subordinated Debt and Subordinated Loan Documents as to:

               (i)  All monies due, and to become due, pursuant to the Senior Debt;

               (ii)  All interest, including any default rate interest or late fees, which may become due and owing thereon with respect to the Senior Debt;

               (iii)  All costs, reasonable attorney's fees and expenses incurred by the Senior Lender(s) in connection with collection efforts as to the Senior Debt or Senior Loan Documents.

     Any Subordinated Lender, by executing this Agreement, acknowledges that it has received and reviewed with its counsel this Agreement and fully understands the terms and obligations of the parties hereunder. The Borrower and the Subordinated Lender(s) each acknowledge that a default under the Subordinated Debt shall hereafter constitute a default or Event of Default under the Senior Debt and an event of default under the Senior Debt shall be an event of default under the Subordinated Debt.

     (c)  Except as herein set forth in this Agreement, the Subordinated Lender(s) shall not receive, accept or demand from the Borrower any pre-payments or payments whatsoever. Provided, further, the Subordinated Lender(s) shall not without the express written permission of the holders of a majority the Senior Debt, exercised in the sole and exclusive discretion of such majority of Senior Lenders, exercise any remedy for failure of Borrower to make any payment including, without limitation, the commencement of a foreclosure action under the Subordinated Loan Documents. In the event that any Subordinated Lender shall accept or receive any funds or payments in contravention of this article, said amounts shall be held in trust and segregated in separate accounts at interest (such interest to be the then applicable savings account or money market rates) by such Subordinated Lender(s) for the benefit of the Senior Lender(s) and shall be paid to the Senior Lender(s) on a pro-rata basis according to an updated list of Senior Lender(s) maintained by Borrower upon written demand therefore together with all interest accrued thereon. Provided, further, that in the event the Subordinated Lender(s) shall commence to exercise its remedies under the Subordinated Loan Documents in contravention of this sub-article and the Subordinated Lender(s) shall thereafter recover or receive any funds on account of holding its Subordinated Debt, said funds shall be promptly paid over to the Senior Lender(s) pro-rata.

     Notwithstanding anything in this Agreement to the contrary, provided that there is no Event of Default or other occurrence which with the passage of time and/or giving of notice would constitute an Event of Default under the Senior Debt, the Subordinated Lender(s) may receive or accept payments from the Borrower in accordance with the terms of the Subordinated Loan Documents.

     8.   Conduct of Liquidation. Either the Senior Lender(s) or Subordinated Lender(s), or any of them, including holders of Senior or Subordinated Debt that are insiders or affiliates of the Borrower, may conduct a foreclosure or liquidation of the Collateral in which they have a lien pursuant to their respective loan documents subject, however, to the following:

          (a)  Any Senior Lender(s) or Subordinated Lender(s) which conducts a foreclosure or liquidation may only do so upon the prior written consent of the holders of a majority of the Senior Debt and shall provide all holders of Senior and Subordinated Debt with copies of all demands, communications, correspondence and pleadings which relate to such party's conduct of such foreclosure or liquidation.

          (b)  The proceeds of any foreclosure or liquidation shall be distributed in accordance with Section 4 above.

          (c)  Any party which conducts a foreclosure or liquidation shall provide all other parties with a written statement of the results of such foreclosure or liquidation and the distribution of the proceeds thereof.

          (d)  The parties agree that the holders of Senior Debt hold a senior lien as to the Collateral covered by the Senior Loan Documents and that the Subordinated Lender(s) may not conduct a foreclosure or liquidation without (i) the prior written consent of the holders of a majority of the Senior Debt, which any Senior Lender may withhold its individual consent in the sole and absolute discretion of any such Senior Lender, and (ii) the prior written consent of the holders of a majority of the Subordinated debt.

          (e)  Any Senior Lender may, in its sole discretion, accelerate or demand payment of the Senior Debt held by such Senior Lender and may, with the prior written consent of the holders of a majority of the Senior Debt, initiate or conduct a liquidation, foreclose upon, realize upon, or exercise any of the Senior Lender's rights, powers and remedies with respect to the Collateral following written notice to but without the consent of the Subordinated Lender(s).

          (f)  The Subordinated Lender(s), or any of them, shall not have any right to contest any of the procedures or actions taken by any Senior Lender (unless such Senior Lender is engaged in conduct that requires the prior written consent of the holders of a majority of the Senior Debt and such prior written consent has not been obtained) with respect to the Collateral covered by the Senior Loan Documents, including, without limitation, any price (provided foreclosure sale is held in a commercially reasonable manner) or other terms of sale or disposition of such Collateral.

          (g)  Senior Lender(s) and Subordinated Lender(s) each hereby waive any and all rights to require the other to marshal the Collateral or any part thereof upon any foreclosure or liquidation of any such Collateral, nor shall the Senior Lender(s) be required to first pursue or otherwise realize upon any other collateral (unconnected to the Collateral) and/or pursue its right under any guarantees of the Senior Debt. The Senior Lender(s) do hereby reserve their right to pursue all remedies afforded to them under the Senior Loan Documents without affecting their rights hereunder.

          (h)  Any Senior or Subordinated Lender needing the prior written consent of a majority of the holders within its respective class to take any particular action may count its own holdings within such class when tabulating whether a majority has been obtained. In the case of a any Lender (including a Lender that is an insider or affiliate of the Borrower) which individually holds a majority of the outstanding debt of either debt class such Lender need not solicit any consents from any other holders within the class before proceeding with any action that requires majority consent, provided however, all notices and communications required under this Agreement must still be timely delivered when and as required.

     9.   List of Senior and Subordinated Lenders. Borrower shall maintain a list of Senior and Subordinated Lender(s) which will promptly be made available upon written request to any holder of either Senior or Subordinated Debt ("Secured Creditor List"). The Secured Creditor List shall include the name and address of all Senior and Subordinated Lenders as of the date of the list, a contact person for each Lender and the class and amount of debt held by each Lender. Borrower shall provide an updated Secured Creditor List to all Senior and Subordinated Lenders on a quarterly basis beginning on December 1, 2003. By signing this Agreement all parties hereto agree to maintain the Secured Creditor List in strict confidentiality.

     10.  Distribution of Insurance/Eminent Domain Proceeds. In the event insurance or eminent domain proceeds are realized in any asset of the Borrower in which more than one party has a lien, then the proceeds thereof shall be distributed in accordance with provisions of Section 4 above.

     11.  Term. This Agreement shall be irrevocable by Senior Lender(s) or Subordinated Lender(s) until all indebtedness, obligations and liabilities of Borrower to Senior Lender(s) and Subordinated Lender(s) have been paid and fully satisfied and all financing arrangements between Borrower, Senior Lender(s) and Subordinated Lender(s) have been terminated.

     12.  No Contest as to Liens. Senior Lender(s) and Subordinated Lender(s) admit the validity and perfection of the liens held by the other in the Collateral and agree that so long as this Agreement shall not have terminated no party to this Agreement shall contest in any judicial, administrative or other proceeding the validity or perfection of such Senior Loan Documents and Subordinated Loan Documents or liens created thereby or the priority accorded to such liens hereunder.

     13.  Additional Assurances. The Subordinated Lender(s), and their successors and assigns, as the case may be, hereby irrevocably authorize and direct the holders of the Senior Debt, and any trustee in bankruptcy, receiver, custodian or assignee for the benefit of creditors of the Borrower, whether in voluntary or involuntary liquidation, dissolution or reorganization, in his/her or its behalf to take such action as may be necessary or appropriate to effectuate the subordination and other terms provided for in this Agreement and to protect the Collateral. In furtherance of protecting the Collateral, or any portion thereof, any Senior Lender designated by a majority of the holders of Senior Debt (including a Senior lender that is an insider or affiliate of the Borrower) may take actions which include, but are not limited to, placing Borrower's deposit accounts under the control of any such designated Senior Lender. Any action taken by a designated Senior Lender intended to protect the Collateral, but not foreclose on same Collateral, shall not require any notification to the secured creditors if Borrower agrees in writing with the actions being taken.

     14.  Successors and Assigns. This Agreement shall be binding upon, and shall insure to the benefit of, the parties hereto and their respective successors and assigns. The term "Borrower" as used herein shall also refer to the successors and assigns of the Borrower, including, without limitation, a receiver, trustee, custodian or debtor-in-possession. The Senior and Subordinated Lender(s) shall not sell, assign or transfer any of their interests in the Senior or Subordinated Debt unless or until the buyer, assignee or transferee shall deliver a written instrument to Borrower agreeing that transferee shall be bound by all of the provisions of this Agreement and shall be deemed to be a Senior Lender (in the case of the sale, assignment or transfer of any Senior Debt) or a Subordinated Lender (in the case of the sale, assignment or transfer of any Subordinated Debt) for all purposes of this Agreement.

     15.  Intercreditor Agreement Prevails. Notwithstanding anything contained in any of the Senior or Subordinated Loan Documents to the contrary, if any terms of the Senior or Subordinated Loan Documents or any other agreement or document executed in conjunction therewith, conflicts with any provision contained herein this Intercreditor Agreement shall prevail and all disputes, conflicts or interpretations shall be resolved in favor of this Intercreditor Agreement unless the affected parties thereto agree in writing otherwise.

     16.  Notices. Any party sending a notice, demand or other communication must obtain an updated Secured Creditor List and deliver such notices to all Senior and/or Subordinated Lenders named on the List that are entitled to such notice. Any notice, demand and other communication required under this Agreement shall be made in writing and shall be deemed satisfactorily given upon delivery in hand, next business day if sent for delivery by commercial carrier, delivery by Federal Express or other overnight courier services, or four (4) business days after deposits in the United States mails, postage prepaid, by certified mail, return receipt requested, addressed as follows:

     If to the Senior Lender(s):
          To the address and contact person named for each Senior Lender(s)
          contained in the Secured Creditor List.

     If to the Subordinated Lender(s):
          To the address and contact person named for each Subordinated
          Lender(s) contained in the Secured Creditor List.

     If to Borrower:
          NatureWell, Incorporated
          7855 Ivanhoe Street # 322
          La Jolla, CA 92037

     17.  Relationship of Parties. This Agreement is entered into solely for the purposes set forth above, and no party assumes any responsibility to any other party to advise the others of information known to such party regarding the financial condition of Borrower, or regarding the Collateral, or of any other circumstances bearing upon the risk of nonpayment of the obligations of Borrower. Each party shall be responsible for managing its relationship with Borrower and no party shall be deemed the agent of any other party under this Agreement. Senior Lender(s) may further alter, amend, extend, supplement, release, discharge, or otherwise modify any terms of the Senior Loan documents with Borrower with the consent of the holders of a majority of Senior Debt and without notice to or consent of any other party. The Subordinated Lender(s) may not alter, amend, supplement or otherwise modify, or permit any modification, to the Subordinated Loan Documents which would increase the interest rate, increase the principal amount of the Subordinated Loan, increase the monthly payments of principal and/or interest or to require or allow the acceleration or prepayment of the Subordinated Loan without the express written consent of the holders of a majority of the Senior Debt.

     18.   Governing Law and Venue. This Agreement is and shall be governed by and construed and enforced in accordance with the laws of the State of California without application of conflict of laws principles. Sole and proper venue and jurisdiction for any dispute arising out of or relating to this Agreement shall be San Diego County Superior Court in San Diego, California.

     19.  JURY TRIAL WAIVER. SENIOR LENDER(S) AND SUBORDINATED LENDER(S) HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY SENIOR LENDER(S) AND SUBORDINATED LENDER(S) MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO. ALL PARTIES HERETO REPRESENT AND WARRANT THAT NO REPRESENTATIVE OR AGENT OF THE OTHER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SENIOR LENDER(S) OR SUBORDINATED LENDER(S) WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. SUBORDINATED LENDER(S) ACKNOWLEDGE THAT SENIOR LENDER(S) HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND TO ALLOW SUBORDINATED LENDER(S) TO MAINTAIN A LIEN IN CERTAIN PROPERTY OF BORROWER BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

     20.  No Third Party Beneficiaries. Nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of any person other than the parties hereto.

     21.  Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not part of the agreement between the parties hereto.

     22.  Confidentiality. The Parties agree to keep the terms and existence of this Agreement strictly confidential unless required to be disclosed by operation of law.

     23.  Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

     24.  Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

     25.  Entire Agreement. This Agreement fully and completely expresses the entire agreement between the parties hereto with respect to the subject matter hereof. There are no writings, conversations, representations, warranties, or agreements, which the parties intend to be a part hereof except as expressly set forth in this Agreement or to be set forth in the instruments or other documents delivered or to be delivered hereunder. This Agreement represents the entire agreement between the parties hereto and supersedes any and all previous written or oral agreements or discussions between the parties and any other person or legal entity concerning the transactions contemplated herein.

     26.  Gender and Number. Wherever the context so requires, all words used in the singular shall be construed to include the plural, and vice versa, and words of any gender shall include any other gender.

     27.  Further Assurances. Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

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     IN WITNESS WHEREOF, the parties have entered into this Intercreditor, Subordination and Standby Agreement as of the date first written above.

BORROWER:

NatureWell, Incorporated
A Delaware corporation

By:  ______________________________________
     James R. Arabia, Chairman and CEO

By:  ______________________________________
     Donald Brucker, Sr. Vice President

By:  ______________________________________
     Robert T. Malasek, CFO and Secretary

By:  ______________________________________
     John W. Huemoeller, Director and Assistant Secretary

SENIOR LENDER:

James R. Arabia and James R. Arabia DBA Guy Financial

an individual

By:  ______________________________________
     James R. Arabia

EXHIBIT A

ASSETS

     All of the following properties, assets and rights of the Debtor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof:

     All personal and fixture property of every kind and nature including, without limitation, all furniture, fixtures, equipment, raw materials, inventory, other goods, accounts, contract rights, rights to the payment of money, insurance refund claims and all other insurance claims and proceeds, tort claims, chattel paper, documents, instruments, securities and other investment property, deposit accounts, rights to proceeds of letters of credit and all general intangibles including, without limitation, all tax refund claims, license fees, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs, computer software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which the Debtor possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of the Debtor, and all recorded data of any kind or nature, regardless of the medium of recording, including, without limitation, all software, writings, plans, specifications, formulations and schematics.

The Debtor acknowledges and agrees that, in applying the law of any jurisdiction that at any time enacts all or substantially all of the uniform provisions of revised Article 9 of the Uniform Commercial Code approved by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and contained in the 1999 Official Text of the Uniform Commercial Code ("Revised Article 9"), the foregoing collateral description covers all assets of the Debtor.